Exhibit 3.9

NEW YORK MORTGAGE TRUST, INC.

ARTICLES SUPPLEMENTARY

6.875% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock

New York Mortgage Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) and a duly authorized committee thereof, by duly adopted resolutions classified and designated 5,750,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of “6.875% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” of the Corporation, $0.01 par value per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

1. Designation and Number. A series of Preferred Stock, designated as the “6.875% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” (the “Series F Preferred Stock”) is hereby established. The par value of the Series F Preferred Stock is $0.01 per share. The number of authorized shares of the Series F Preferred Stock shall be 5,750,000.

2. Maturity. The Series F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation redeems or otherwise repurchases the Series F Preferred Stock or (ii) the Series F Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set apart for payment funds to redeem the Series F Preferred Stock.

3. Ranking. The Series F Preferred Stock will rank, with respect to rights to the payment of dividends and other distributions and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation’s common stock, $0.01 par value per share (the “Common Stock”), and to all classes or series of stock of the Corporation other than the stock of the Corporation referred to in clauses (ii) and (iii) of this Section 3 (collectively, “Junior Stock”); (ii) on a parity with the Corporation’s 7.75% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), 7.875% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”), 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock”), 7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series E Preferred Stock”), and all classes or series of stock of the Corporation with terms specifically providing that such stock ranks on a parity with the Series F Preferred Stock with respect to rights to the payment of dividends and other distributions and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (collectively, “Parity Stock”); and (iii) junior to all classes or series of stock of the Corporation with terms specifically providing that such stock ranks senior to the Series F Preferred Stock with respect to rights to the payment of dividends and other distributions and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (collectively, “Senior Stock”). The term “stock” shall not include debt securities convertible or exchangeable into Common Stock or Preferred Stock.

4. Dividends.

(a) Holders of shares of the Series F Preferred Stock are entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for the Series F Preferred Stock from, and including, the Original Issue Date (as defined below) of the Series F Preferred Stock to, but excluding, October 15, 2026 (the “Fixed Rate Period”) will be 6.875% of the $25.00 per share liquidation preference per annum (equivalent to $1.71875 per annum per share). On and after October 15, 2026 (the “Floating Rate Period”), dividends on the Series F Preferred Stock will accumulate at a percentage of the $25.00 liquidation preference equal to the Benchmark rate (as defined below) plus a spread of 6.130% (the “Floating Rate”). Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate will be deemed to be zero. Dividends on the Series F Preferred Stock shall accumulate daily and with respect to any shares of Series F Preferred Stock issued before October 15, 2021 shall be cumulative from, and including, July 7, 2021 (the “Original Issue Date”), or, with respect to any shares of Series F Preferred Stock issued on or after October 15, 2021, shall be cumulative from the most recent Dividend Payment Date (as defined below) to which dividends have been paid in full, and shall be payable quarterly in arrears on the 15th day of each January, April, July and October beginning October 15, 2021 (each, a “Dividend Payment Date”). If any Dividend Payment Date on or prior to October 15, 2026 is a day that is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date will instead be paid on the immediately succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date. No interest, additional dividends or sums in lieu of interest will be payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. If any Dividend Payment Date after October 15, 2026 is a day that is not a Business Day, then the Dividend Payment Date will instead be the immediately succeeding Business Day, and dividends will accrue to, but not including, such Dividend Payment Date. The first dividend will be paid on October 15, 2021 and will be for more than a full quarter and will cover the period from, and including, the Original Issue Date to, but excluding, October 15, 2021 (it being understood that the dividend payable on or about October 15, 2021 will be in the amount of $0.4679 per share of Series F Preferred Stock). Dividends payable on the Series F Preferred Stock during the Fixed Rate Period, including dividends payable for the first Dividend Period (as defined below) and any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series F Preferred Stock during the Floating Rate Period, including dividends payable for any partial Dividend Period, will be computed by multiplying the Floating Rate for that Dividend Period by a fraction, the numerator of which will be the actual number of days elapsed during that Dividend Period and the denominator of which will be 360, and by multiplying the result by the aggregate liquidation preference of the Series F Preferred Stock. Dividends will be payable to holders of record as they appear on the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but excluding, such Dividend Payment Date.

Notwithstanding the foregoing paragraphs related to the determination of the dividend rate, if the Calculation Agent (as defined below) determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined in section 9(a)) have occurred with respect to the then-current Benchmark, then the provisions set forth below in Section 9(a) will thereafter apply to all determinations of the dividend rate on the Series F Preferred Stock for each Dividend Period during the Floating Rate Period.

Absent manifest error, the Calculation Agent’s determination of the dividend rate for any Dividend Period during the Floating Rate Period for the Series F Preferred Stock will be binding and conclusive. The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period during the Floating Rate Period, will be maintained on file at the Calculation Agent’s principal offices, will be made available to any holder of the Series F Preferred Stock upon request and will be provided to the transfer agent.

If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the dividend rate and dividend payments during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions (as defined below) determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark at any time when the Series F Preferred Stock is outstanding, then the foregoing provisions concerning the calculation of the dividend rate and dividend payments during the Floating Rate Period will be modified in accordance with Section 9(a).

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Calculation Agent” means a third party independent financial institution of national standing with experience providing such services or other entity, which has been selected by the Corporation and may be replaced at any time at the sole discretion of the Corporation.

“Dividend Period” means the period from, and including, a dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial Dividend Period, which will be the period from, and including, the original issue date of the Series F Preferred Stock to, but excluding, October 15, 2021.

“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series F Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or a successor administrator), on the FRBNY’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Dividend Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Dividend Period,” timing and frequency of determining Three-Month Term SOFR with respect to each Dividend Period and making dividend payments, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

(b) No dividends on shares of Series F Preferred Stock shall be authorized by the Board of Directors or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, dividends on the Series F Preferred Stock will accumulate (i) whether or not the terms and provisions of any laws or agreements referred to in Section 4(b) hereof at any time prohibit the current payment of dividends, (ii) whether or not the Corporation has earnings, (iii) whether or not there are funds legally available for the payment of those dividends, and (iv) whether or not those dividends are authorized and declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series F Preferred Stock which may be in arrears, and holders of Series F Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series F Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to the Series F Preferred Stock.

(d) Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series F Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, (i) no dividends (other than in shares of Junior Stock) shall be declared or paid or set apart for payment upon shares of Junior Stock or Parity Stock, (ii) no other distribution shall be declared or made upon shares of Junior Stock or Parity Stock, and (iii) shares of Junior Stock or Parity Stock shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, shares of Junior Stock or pursuant to an exchange offer made on the same terms to all holders of Series F Preferred Stock and all Parity Stock); provided, however, that the foregoing shall not prevent (i) the redemption, purchase or acquisition by the Corporation of shares of any class or series of stock of the Corporation pursuant to the provisions of Article VII of the Charter, including in order to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes, or (ii) the redemption, purchase or acquisition by the Corporation of shares of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Corporation.

(e) When cumulative dividends that have become payable are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Stock and shares of any other classes or series of Parity Stock, all dividends declared upon the Series F Preferred Stock and such Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series F Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series F Preferred Stock and such Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if any such shares of stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series F Preferred Stock which may be in arrears.

5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series F Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any classes or series of Senior Stock, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the date of payment, without interest, before any distribution of assets is made to holders of Junior Stock; and such holders of Series F Preferred Stock shall not be entitled to any further payment.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series F Preferred Stock and Parity Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of Series F Preferred Stock and such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Notice of any such liquidation shall be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of Series F Preferred Stock at the address of such holder as it shall appear on the stock records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series F Preferred Stock shall not be added to the Corporation’s total liabilities.

6. Redemption.

(a) The Series F Preferred Stock is not redeemable prior to October 15, 2026, except as described in this Section 6 and except that, as provided in Article VII of the Charter, the Corporation may purchase or redeem shares of the Series F Preferred Stock prior to that date, including under circumstances where it is necessary to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes.

(b) Optional Redemption Right. On and after October 15, 2026, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series F Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the date fixed for redemption, without interest.

(c) Special Optional Redemption Right. Notwithstanding anything to the contrary contained in Section 6(a) hereof, upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series F Preferred Stock, in whole or in part, within 120 days on or after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the date fixed for redemption, without interest. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the shares of Series F Preferred Stock pursuant to this Section 6, the holders of Series F Preferred Stock will not have the Change of Control Conversion Right (as defined below) with respect to the shares of Series F Preferred Stock called for redemption.

(d) A “Change of Control” is deemed to occur when, after the Original Issue Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (the “NYSE AMER”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or Nasdaq.

(e) In the event the Corporation elects to redeem Series F Preferred Stock, the notice of redemption will be given by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series F Preferred Stock called for redemption at such holder’s address as it appears on the stock records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series F Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series F Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (vii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series F Preferred Stock being so called for redemption will not be able to tender such shares of Series F Preferred Stock for conversion in connection with the Change of Control and that each share of Series F Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of Series F Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares of Series F Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the redemption of any shares of Series F Preferred Stock except as to the holder to whom notice was defective or not given. Notwithstanding the foregoing, no notice of redemption will be required where the Corporation elects to redeem Series F Preferred Stock pursuant to Section 6(a) hereof to preserve its status as a real estate investment trust for U.S. federal income tax purposes.

(f) Holders of shares of Series F Preferred Stock to be redeemed shall surrender the shares of Series F Preferred Stock so called for redemption at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g) If notice of redemption of any shares of Series F Preferred Stock has been given and if the Corporation irrevocably sets apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) in trust for the benefit of the holders of the shares of Series F Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series F Preferred Stock, those shares of Series F Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h) If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i) If fewer than all of the outstanding shares of Series F Preferred Stock are to be redeemed, the shares to be redeemed may be selected pro rata (as nearly as practicable without creating fractional shares) or by lot.  If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series F Preferred Stock would become a holder of a number of shares of Series F Preferred Stock in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) because such holder’s shares of Series F Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in Article VII of the Charter, the Corporation will redeem the requisite number of shares of Series F Preferred Stock of such holder such that no holder will hold a number of shares in excess of the Aggregate Stock Ownership Limit subsequent to such redemption.

(j) Immediately prior to any redemption of Series F Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but excluding, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series F Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series F Preferred Stock to be redeemed.

(k) Unless full cumulative dividends on all shares of Series F Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of Series F Preferred Stock shall be redeemed unless all outstanding shares of Series F Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series F Preferred Stock (except by conversion into or exchange for shares of, or options, warrants, or rights to purchase or subscribe for, Junior Stock or pursuant to a purchase or exchange offer made on the same terms to all holders of Series F Preferred Stock and any other classes or series of Parity Stock); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of shares of Series F Preferred Stock pursuant to Article VII of the Charter, including in order to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes.

(l) Subject to applicable law, the Corporation may purchase shares of Series F Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of Series F Preferred Stock that the Corporation acquires, by redemption or otherwise, shall be reclassified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued as any class or series of Preferred Stock.

7. Conversion Rights. Shares of Series F Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

(a) Upon the occurrence of a Change of Control, each holder of Series F Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series F Preferred Stock held by such holder pursuant to Section 6 hereof, in which case such holder will have the right only with respect to shares of Series F Preferred Stock that are not called for redemption) to convert some or all of the shares of Series F Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series F Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series F Preferred Stock plus (subject to Section 7(p) hereof) the amount of any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series F Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such Dividend Payment Date will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and (ii) 11.21076 (the “Share Cap”), subject to adjustments provided in Section 7(b) below.

(b) The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series F Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

(c) The “Change of Control Conversion Date” is the date the Series F Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is neither fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series F Preferred Stock.

(d) The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) if Common Stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred.

(e) In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series F Preferred Stock will receive upon conversion of such shares of Series F Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(f) If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g) No fractional shares of Common Stock issuable upon the conversion of the Series F Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(h) Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not exercised its right to redeem all of the outstanding shares of Series F Preferred Stock pursuant to Section 6 hereof, the Corporation will provide to holders of Series F Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series F Preferred Stock to their addresses as they appear on the stock records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series F Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series F Preferred Stock, holders of Series F Preferred Stock that are subject to such redemption will not be able to convert the shares of Series F Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series F Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series F Preferred Stock; (ix) the procedures that the holders of Series F Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of Series F Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series F Preferred Stock may withdraw shares of Series F Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the conversion of any shares of Series F Preferred Stock except as to the holder to whom notice was defective or not given.

(i) The Corporation shall also issue a press release containing such notice provided for in Section 7(h) hereof for publication on the Dow Jones & Company, Inc., Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website (if any) in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 7(h) hereof to the holders of Series F Preferred Stock.

(j) To exercise the Change of Control Conversion Right, the holders of Series F Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series F Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series F Preferred Stock held in book-entry form through a Depositary (as defined below) or shares directly registered with the transfer agent therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series F Preferred Stock to be converted through the facilities of such Depositary or through such transfer agent, respectively), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series F Preferred Stock to be converted; and (iii) that the shares of Series F Preferred Stock are to be converted pursuant to the provisions of the Series F Preferred Stock.

(k) Holders of Series F Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series F Preferred Stock; (ii) if certificated shares of Series F Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series F Preferred Stock; and (iii) the number of shares of Series F Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(l) Notwithstanding anything to the contrary contained in Sections 7(j) and (k) hereof, if any shares of Series F Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(m) Shares of Series F Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series F Preferred Stock pursuant to Section 6 hereof, in which case only the shares of Series E Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series F Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series F Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6 hereof.

(n) The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(o) In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series F Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series F Preferred Stock, no holder of Series F Preferred Stock will be entitled to convert such shares of Series F Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to violate the applicable restrictions on transfer and ownership of shares of the Corporation’s stock contained in Article VII of the Charter, unless the Corporation provides an exemption from such restrictions to such holder pursuant to Article VII of the Charter.

(p) Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series F Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series F Preferred Stock to be converted.

8.	Voting Rights.

(a) Holders of Series F Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series F Preferred Stock are entitled to vote, each share of Series F Preferred Stock will be entitled to one vote, except that when shares of Parity Stock or any other class or series of Preferred Stock the Corporation may issue have the right to vote with the Series F Preferred Stock as a single class on any matter, the Series F Preferred Stock, the Parity Stock and each such other class or series of stock will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

(b) Whenever dividends on any shares of Series F Preferred Stock are in arrears for six or more full quarterly Dividend Periods, whether or not consecutive, the number of directors constituting the Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Parity Stock upon which like voting rights have been conferred and are exercisable) and the holders of Series F Preferred Stock, voting as a single class with the holders of Parity Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series F Preferred Stock and Parity Stock upon which like voting rights have been conferred and are exercisable to be held no later than 90 days after the Corporation’s receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation, to the extent permitted by applicable law), and at each subsequent annual meeting of stockholders of the Corporation until all dividends accumulated on the Series F Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of Series F Preferred Stock to elect any directors will cease and, unless there are other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of Series F Preferred Stock shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of Series F Preferred Stock (voting together as a single class with the Parity Stock upon which like voting rights have been conferred and are exercisable) pursuant to the voting rights under this Section 8 exceed two. The directors elected by the holders of Series F Preferred Stock and the holders of the Parity Stock upon which like voting rights have been conferred and are exercisable will be elected by a plurality of the votes cast by the holders of the outstanding shares of Series F Preferred Stock when they have the voting rights as set forth in this Section 8(b) and the holders of Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class), with each such director to serve until the Corporation’s next annual meeting of stockholders and until their successors are duly elected and qualify or until such directors’ right to hold the office terminates as described above, whichever occurs earlier.

(c) If a special meeting at a place within the United States designated by the Corporation is not called by the Corporation within 30 days after request from the holders of Series F Preferred Stock as described in Section 8(b) hereof, then the holders of record of at least 25% of the outstanding shares of Series F Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place within the United States designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 8(b) hereof, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(d) If, at any time when the voting rights conferred upon the Series F Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining director or by vote of the holders of the outstanding Series F Preferred Stock and Parity Stock upon which like voting rights have been conferred and are exercisable. Any director elected pursuant to Section 8(b) may be removed at any time, with or without cause, only by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series F Preferred Stock and Parity Stock upon which like voting rights have been conferred and are exercisable (voting as a single class).

(e) So long as any shares of Series F Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series F Preferred Stock and Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Stock or reclassify any of the authorized stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, conversion, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series F Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of Series F Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the Series F Preferred Stock, taking into account that, upon the occurrence of any such Event, the Corporation may not be the successor entity, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series F Preferred Stock; and, provided further, that any increase in the amount of the authorized or issued Series F Preferred Stock, or the creation or issuance, or any increase in the amounts authorized of any Junior Stock or Parity Stock, including the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, that the Corporation may issue shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of Series F Preferred Stock.

(f) The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of Series F Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series F Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart to effect such redemption pursuant to Section 6 hereof.

(g) Except as expressly stated in this Section 8, the Series F Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series F Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter the contract rights, as expressly set forth in the Charter, of only the Series F Preferred Stock.

(h) Notwithstanding the foregoing, holders of any class or series of Parity Stock shall not be entitled to vote together as a class with the holders of Series F Preferred Stock on any amendment, alteration or repeal of any provision of the Charter unless such action affects the holders of the Series F Preferred Stock and such other class or series of Parity Stock equally.

9. Effect of Benchmark Transition Event; Determinations and Decisions.

(a) If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Series F Preferred Stock during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates, and the dividend rate on the Series F Preferred Stock for each Dividend Period during the Floating Rate Period will thereafter be an annual rate equal to the sum of the Benchmark Replacement and the spread of 6.130% per annum. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1) Compounded SOFR;

(2) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(4) the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “dividend period,” timing and frequency of determining rates with respect to each dividend period and making payments of dividends, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2) in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3) in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 6.130% per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “FRBNY’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth in Section 4 above.

(b) The Calculation Agent is expressly authorized to make certain determinations, decisions and elections hereunder, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under Section 9(a). Any determination, decision or election that may be made by the Calculation Agent hereunder, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection: will be conclusive and binding on the holders of the Series F Preferred Stock and the transfer agent absent manifest error; will be made after consultation with the Corporation, and the Calculation Agent will not make any such determination, decision or election to which the Corporation reasonably objects; and notwithstanding anything to the contrary herein, shall become effective without consent from the holders of the Series F Preferred Stock, the transfer agent or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make hereunder, then the Corporation will make that determination, decision or election on the same basis as described above.

10. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series F Preferred Stock are outstanding, the Corporation will use its best efforts to transmit through the Corporation’s website at http://www.nymtrust.com (or other permissible means under the Exchange Act) copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required). The Corporation will use its best efforts to provide such reports on its website within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if the Corporation were subject to Section 13 or 15(d) of the Exchange Act and the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

11. Restrictions on Transfer and Ownership. The Series F Preferred Stock shall be subject to the restrictions on transfer and ownership set forth in Article VII of the Charter.

12. Record Holders. The Corporation and the transfer agent for the Series F Preferred Stock may deem and treat the record holder of any Series F Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

13. No Preemptive Rights. No holders of Series F Preferred Stock will, as holders of Series F Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

14. No Certificates. Shares of Series F Preferred Stock shall be issued without certificates; provided, however, that, in the event that the Series F Preferred Stock is not listed on a national securities exchange at any time after 30 days following the Original Issue Date, upon request, holders of uncertificated shares of Series F Preferred Stock shall be entitled to stock certificates which represent and certify the shares of Series F Preferred Stock held by such holder.

SECOND: The Series F Preferred Stock has been classified and designated by the Board of Directors of the Corporation under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and vote required by law.

THIRD: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 6th day of July, 2021.

ATTEST:		NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Nathan Reese	By:	/s/ Kristine R. Nario-Eng
Name:	Nathan R. Reese	Name:	Kristine R. Nario-Eng
Title:	Chief Operating Officer and Secretary	Title:	Chief Financial Officer